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                                                                    EXHIBIT 4.5



THE OPTIONS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THE OPTIONS MAY NOT BE SOLD OR TRANSFERRED WITHOUT SUCH REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT A PROPOSED SALE OR TRANSFER DOES NOT REQUIRE REGISTRATION UNDER APPLICABLE LAW.

            OPTION VOID after 5:00 Chicago Time on December 31, 2002

                               OPTION TO PURCHASE
                        10,000 SHARES OF COMMON STOCK OF
                    SECURITY ASSOCIATES INTERNATIONAL, INC.


                       Date of Issuance: January 6, 1998

         FOR VALUE RECEIVED, Security Associates International, Inc. (the "Company") hereby grants to ________________ ("Optionee") or his registered assigns, the right to purchase from the Company 10,000 shares of its common stock ("Common Stock") at a price of $6.00 per share. This Option is subject to the following provisions:

1. Option Term. The option granted hereby shall terminate at 5:00 p.m. Chicago time on December 31, 2002.

2. Exercise Price. The option herein extended may be exercised at a price of $6.00 per share ("Exercise Price").

3. Method of Exercise. The Optionee may exercise this option by delivering to the Company a written notice stating the number of shares that the Optionee has elected to purchase. The Exercise Price shall be paid within thirty (30) days of the date of exercise as determined between the Company and the Optionee. No share shall be issued or transferred until full payment therefor has been made and the Optionee shall have none of the rights of a shareholder with respect to a share until such share has been issued to the Optionee.

4. Nontransferability. This Option may be exercised only by the Optionee, and shall not be assignable to or transferable by the Optionee.


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5.       Adjustment Provisions. If prior to the expiration of the Option herein granted there shall be any change in the capital structure of the Company, the shares covered by this Option and Exercise Price payable therefor shall in each instance be adjusted as follows:

         5.1. In the event that, after the date of grant of this Option and prior to the delivery by the Company of all the shares in respect of which this Option is granted, the Company shall have declared and distributed any stock dividend or shall have effected any readjustment or any other increase in such proportion or and reduction in the number of its Common Stock outstanding through stock splits or combination or exchanges of shares, without receiving compensation therefor in money, services, or property, the remaining number of shares still subject to the option hereby granted shall be increased or decreased to reflect proportionately such increase or decrease in the number of shares outstanding and the Exercise Price per share shall be decreased or increased, as the case may be, in the same proportion.

         5.2. If the Company grants to the holders of its Common Stock rights to subscribe for additional shares or securities, such rights shall not apply to the shares herein optioned except to the extent that the Option has been exercised on or before the date fixed for determining the shareholders entitled to receive such rights.

         5.3. If there is any capital reorganization or reclassification of the Common Stock of the Company, or any consolidation or merger of the Company with any other company or companies, or any sale or distribution of all or substantially all of the Company's property or assets, adequate provision shall be made by the Company so that there shall remain and be substituted under this Option the shares, securities or assets which would have been issuable or payable in respect of or in exchange for the shares then remaining under this Option and not theretofore purchased and issued hereunder, as if the Optionee had been the owner of such shares on the applicable record date. Any Common Stock so substituted under this Option shall be subject to adjustment as provided in this Section 5 in the same manner and to the same effect as are the shares covered by this Option.

6.       Miscellaneous.

         6.1. Investment Representation. The exercise of this Option shall be contingent upon receipt by the Company from the Optionee of a representation, in writing, that it is the Optionee's intention to acquire the shares then being purchased for investment and not for resale.



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         6.2.     Entire Agreement Amendment. This Option constitutes the full and entire understanding and agreement between the parties with regard to the subject matters hereof. Neither this Option nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

         6.3. Exclusive Jurisdiction of Illinois Courts. Each of the parties hereto agrees to submit to the exclusive jurisdiction of the federal or state courts in the State of Illinois and consents to service of process with respect to all such courts by registered mail to it at is address set forth herein.

         6.4. Waiver of Jury Trial. The parties hereby expressly waive any right they may have to a jury trial in any suit, action or proceeding existing under or relating to this Agreement or any other related document.

         6.5. Conflict of laws. This Agreement shall be governed by the laws of the State of Illinois, without regard to any principles regarding conflicts of laws.


                             SECURITY ASSOCIATES INTERNATIONAL, INC.



                             By: /s/ James S. Brannen
                                ------------------------------------
                                 James S. Brannen, President


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